WITHOUT PREJUDICE – SUBJECT TO CONTRACT

COMPROMISE AGREEMENT

THIS AGREEMENT is made the [ ] day of [ ] 2006.

BETWEEN:-

(1) **Airspan Communications Ltd** of Cambridge House, Oxford Road, Uxbridge, Middlesex, UB8 1UN, UK, ("the Company"), and

(2) **Jonathan Paget** of 61 Westlecot Road, Old Town, Swindon Wilts SN1 4EZ ("the Employee").

BACKGROUND

(A) the Employee's employment terminated on 2 October 2006 ("the Termination Date") and his contract of employment with the Company shall have no further effect thereafter save in respect of those clauses expressed to apply or capable of applying following the Termination Date.

(B) the Employee has not already commenced any action in a court or Employment Tribunal in respect of any claim arising out of employment with the Company against the Company or any other party.

IT IS AGREED THAT :-

1. The Company will on behalf of itself and on behalf of its Associated Companies:-

   1.1 give 9 months notice of termination of your contract, of which you will be expected to work for 4 months up to 2 October 2006. The balance of the notice will be paid in lieu as a lump sum of £72,273 gross. The Employer will deduct normal tax and National Insurance contributions from this sum and remit same to the Inland Revenue. You will also receive a further payment as compensation for termination of your employment of £58,000 gross ("the Payment"). These payments shall be paid within 14 days of the Termination Date or the date of this Agreement whichever is the later, of which the first £30,000 shall be paid tax-free and the balance taxed at basic rate;

   1.2 pay direct to the Employee's solicitors, his reasonable legal costs incurred by him in relation to the termination of his employment up to a limit of £650 plus VAT within 7 days of receipt of a copy of a solicitor's invoice;

   1.3 pay the Employee's salary and benefits to the Termination Date including any accrued holiday pay;

   1.4 in accordance with the terms of Airspan's Executive Bonus Plan pay any bonus earned to and including the Termination Date as may be approved by the Compensation Committee of the Board of Directors of Airspan Networks Inc.

2. The Employee agrees that:-

2.1 The Employee shall accept the Payment in full and final settlement of:-

2.1.1 any Statutory Claim (as defined under paragraph 2.3 below) which the Employee has or may have against the Company or any Associated Company or any of its or their directors, officers or employees arising in connection with the Employee's employment and/or termination of employment and/or directorships and the Employee's resignation there from;

2.1.2 any other claim for breach of contract or pursuant to statute or tort against the Company or its Associated Companies or its or their officers or employees arising upon the Termination Date or otherwise in connection with the contract of employment; or and/or directorships whether or not they are or could be in the contemplation of the parties at the signature of this Agreement, including claims which as a matter of law do not at the date of this Agreement exist and whose existence cannot currently be foreseen; or

2.1.3 any of the above claims set out in paragraph 2.1 under or based on European Union law (the Treaty of Rome or any other EU legislative provision) or the European Convention on Human Rights superseding or disapplying UK law.

2.2 The Employee hereby represents, warrants and acknowledges that: -

2.2.1 he has instructed his Adviser to advise whether or not he might have any Statutory Claim (as defined at 2.3 below) against the Company or any Associated Company arising out of or in connection with his employment and its termination;

2.2.2 he has provided his Adviser with whatever information is in his possession and which his Adviser may require to advise him as to whether or not he has or might have any such Statutory Claim;

2.2.3 his only Statutory Claims or complaints are for unfair dismissal and/or a redundancy payment;

2.2.4 the Adviser has advised him that on the basis of the information available to the Adviser, the Employee has no other Statutory Claims against the Company or any Associated Company;

2.2.5 The Employee warrants that he has no other Statutory Claims in addition to those set out at 2.2.3 above, and agrees to indemnify the Company or any Associated Company for all or any claims, liabilities, losses or costs it may incur in the event that this warranty is breached.

2.3 Statutory Claim means any claim for or relating to unfair dismissal (under Section 98 of the Employment Rights Act 1996 and/or other provisions of the

1996 Act which deal with automatic grounds for unfair dismissal), a redundancy payment, equal pay, sex, sexual orientation, part-timer, fixed-term employee, trade union, race, religion/belief or disability discrimination, working time, unauthorised deductions from wages, or detriment short of dismissal under section 47B of the Employment Rights Act 1996, or any other infringement of any employment rights under the Employment Rights Act 1996, the Trade Union and Labour Relations (Consolidation) Act 1992 or any claim for unpaid remuneration for the protected period following the making of a protective award by an Employment Tribunal under the Trade Union and Labour Relations (Consolidation) Act 1992 or the Employment Relations Act 1999 capable of being compromised under the relevant statutory provisions.

2.4 Any claim for sums and benefits due to the Employee under this Agreement or for accrued pension rights under any Company pension scheme or any personal injury claim (unless a head of damage which could form part of a discrimination claim) is excluded from paragraph 2.1 of this Agreement.

2.5 The Employee hereby acknowledges that, except where set out in this Agreement, there are no sums owed to him by the Company or its Associated Companies including any payments under any salary, commission, bonus, incentive, share option or similar scheme and that neither the Company or its Associated Companies or the trustees of any such scheme is or shall be liable to make any payment or provide him with any benefits or payments under any such scheme.

2.6 The Employee shall return within 3 days of the Termination Date, all books, documents, papers (including copies), material, records or information kept on computer disk, credit cards, any mobile phone, keys, or other property of or relating to the Company's business. The Employee will, as far as is reasonably possible, delete any information belonging to the Company or any Associated Company from any personal computer that he may have at home or elsewhere other than the Company offices without retaining any copies of any such information in electronic or other format.

3. Confidentiality

3.1 The Employee agrees and accepts that his express and implied duties relating to confidential information and the post-termination restrictions at contained within the document entitled "Proprietary Information, Trade Secrets and Inventions" shall continue after the Termination Date

3.2 In consideration of the payment of £100, the Employee agrees and undertakes not to:

3.2.1 divulge to any person, firm or company or use for his own benefit or the benefit of any person, firm or company any trade secret or information of a private, secret or confidential nature concerning the business, finances or affairs of the Company or any Associated Company or any of its respective customers clients or suppliers (including but not limited to terms of contracts or arrangements, existing and potential projects, accounts, information regarding

customers, clients or suppliers, disputes, business development and/or marketing programmes and plans) which have or may have come to his knowledge during the course of his employment with the Company or any Associated Company;

3.2.2 make or publish any statement to any person, firm, company or organisation whether a client/customer, supplier, or employee of the Company or any Associated Company concerning this Agreement or the circumstances surrounding the termination of his employment;

3.2.3 make or publish any derogatory or disparaging statement or do anything in relation to the Company or any Associated Company or their respective officers or employees which is intended to or which might be expected to damage or lower their respective reputations

Provided that the Employee will not be prevented from making a disclosure: -

i. for the purposes of seeking legal advice in relation to this Agreement provided his professional adviser is bound by a duty of confidence;

ii. to the proper authorities as required by law;

iii. to his spouse or partner provided such person agrees to maintain confidentiality.

3.3 The Company agrees not to make or publish any derogatory or disparaging statement or do anything which is intended to or which might be expected to damage or lower the Employee's reputation provided that the Company will not be prevented from making a disclosure: -

i. for the purposes of seeking legal advice in relation to this Agreement provided its professional adviser is bound by a duty of confidence; or

ii. to the proper authorities as required by law or the rules of such authorities.

3.4 The Employee warrants that he has not made any statement or taken any steps prior to the date of this Agreement which would constitute a breach of clause 3.2 above if it had occurred after the date of this Agreement.

4. The Employee undertakes that if the Company is called upon to account to the HM Revenue & Customs for any income tax, employee national insurance contributions, interest and/or penalties thereon arising in respect of the payments made and benefits under this Agreement, (such income tax, national insurance contributions, interest and/or penalties referred to in this agreement as the "excess tax"), and if the Company or any other Company pays the excess tax to the HM Revenue & Customs, the Employee will, at the written request of such company, immediately pay to such company an amount equal to the excess tax (on an after-tax basis) save where the excess tax or any part thereof is due to the delay of the Company. No payment of

excess tax will be made to the Inland Revenue without particulars of the proposed payment being given to the Employee. The Employee may challenge the ruling at his own expense.

5. The Employee acknowledges that the vesting of his share options shall terminate on the Termination Date. Thereafter he will have a period of 90 days in which to exercise the options that have vested. Any taxes payable by the Employee on any options exercised may be withheld by the Company from the proceeds of any shares sold by the Employee pursuant to any such exercise. After the Termination Date, the Employee is free to trade outside the Company's trading window and during blackout periods, provided that the Employee shall at all times be subject to rules in the United States of America governing or restricting the trading of shares when he is in possession of material non-public information about the Company or its Associated Companies.

6. The Employee hereby represents, warrants and acknowledges that: -

6.1 the conditions regulating compromise agreements pursuant to Section 203 of the Employment Rights Act 1996, Section 18(1)(d) of the Employment Tribunals Act 1996, Section 77 of the Sex Discrimination Act 1975, Section 72 of the Race Relations Act 1976, Section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Section 49 of the National Minimum Wage Act 1998, Regulation 35 of the Working Time Regulations, Section 14 of the Public Interest Disclosure Act 1998, Section 9 of the Disability Discrimination Act 1995, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Regulation 35 of the Employment Equality (Sexual Orientation) Regulations 2003, Regulation 35 of the Employment Equality (Religion or Belief) Regulations 2003 all as amended ("the Acts") have been satisfied;

6.2 he has received independent legal advice from a relevant independent adviser, namely Georgina Folkes of Withy King ("the Adviser") as to the terms and effect of the Agreement on the Employee's ability to pursue the Employee's rights before an Employment Tribunal.

7. 7.1 The Adviser declares that:

7.1.1 she is a relevant independent adviser for the purposes of the Acts;

7.1.2 has had in place at all relevant times a policy of insurance cover concerning the risk of a claim in respect of loss arising in consequence of the advice; and

7.1.3 advised the Employee of the terms and effect of the Agreement and in particular its effect on the ability of the Employee to pursue a claim before an Employment Tribunal.

7.2 The conditions regulating compromise agreements under the Acts are satisfied in relation to this Agreement.

8. The Employee warrants that as at the date of this Agreement he has not done or failed to do anything amounting to a breach of the express or implied terms of his employment which if it had come to the Company's attention before the date of this Agreement or the Termination Date would have entitled the Company to terminate his employment summarily and without compensation if the Employee had still been employed or if in employment for breach of any terms of the contract of employment.

9. The Payment shall be paid (subject to any appropriate deductions for income tax on the balance over £30,000) within 14 days of the Termination Date or receipt by the Company of this Agreement, duly signed by the Employee and his Adviser whichever is the later. The sum of £100 to be paid by the Company for the confidentiality stated in clause 3.2 shall be paid subject to tax within 14 days of the Termination Date.

10. Notwithstanding that this Agreement is marked "without prejudice and subject to contract", when the Agreement is signed and dated by the Employee and Adviser, it will become open and binding.

11. "Associated Companies" or "Associated Company" means any subsidiary or holding company of the Company.

12. This Agreement is to be construed in accordance with the laws of England and Wales.

Dated ....

Signed ......8/6/06..............
FOR AND ON BEHALF OF THE COMPANY

Dated ......8th June 2006..........

Signed ....
EMPLOYEE

Dated ......8th June 2006..............

Signed ......C. C. Forry..............
ADVISER